Exhibit 5.1

BEIJING	400 South Hope Street	SAN FRANCISCO
BRUSSELS	Los Angeles, California 90071-2899	SHANGHAI
CENTURY CITY	TELEPHONE (213) 430-6000	SILICON VALLEY
HONG KONG	FACSIMILE (213) 430-6407	SINGAPORE
LONDON	www.omm.com	TOKYO
NEWPORT BEACH		WASHINGTON, D.C.
NEW YORK
September 24, 2009
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, CA 92660
RE:	Registration of Common Stock of Conexant Systems, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Conexant Systems, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 7,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and up to an additional 1,050,000 shares of Common Stock issuable upon the exercise of an over-allotment option granted to Oppenheimer & Co. Inc. (collectively, the “Shares”) pursuant to that certain Underwriting Agreement, dated September 24, 2009 (the “Underwriting Agreement”), between the Company and Oppenheimer & Co. Inc., as underwriter. The Shares are being issued pursuant to Registration Statements on Form S-3 (Registration Nos. 333-160637 and 333-162082) (the “Registration Statements”), filed by the Company with the Securities and Exchange Commission for the purpose of registering the sale of up to an aggregate of $24,000,000 of Common Stock of the Company under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated July 27, 2009 (the “Base Prospectus”), and the prospectus supplement dated September 24, 2009 (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”
     In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation (i) the Registration Statements; (ii) the Prospectus; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended and presently in effect; (iv) the Amended Bylaws of the Company, as presently in effect; (v) the unanimous written consents executed by the Board of Directors of the Company on July 14, 2009 and September 17, 2009 relating to the issuance and sale of the Shares and related matters; (vi) a specimen certificate representing the Common Stock; and (vii) the Underwriting Agreement.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. On the basis of such examination and subject to the limitations

O’Melveny & Myers llp
Conexant Systems, Inc., September 24, 2009 — Page 2
and assumptions in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statements and Prospectus, the Shares will be validly issued, fully paid and non-assessable.
     The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 24, 2009 and to the reference to this firm under the heading “Legal Matters” in the Prospectus.
Respectfully submitted,
/s/ O’Melveny & Myers LLP